Exhibit 4.2

SECURITYHOLDERS AGREEMENT

This SECURITYHOLDERS AGREEMENT (this “Agreement”), dated as of April 22, 2026 (the “Signing Date”), is entered into by and among Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and each of the Securityholders Party hereto (each, a “Party” and collectively, the “Parties”).

WHEREAS, the Company, Odyssey Sub, Inc., a Delaware corporation (“Merger Sub”), Hercules Sub, LLC, a Delaware limited liability company (“LLC Sub”), Hornbeck Offshore Services, Inc., a Delaware corporation (“HOS”), entered into the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of the Signing Date;

WHEREAS, pursuant to the Merger Agreement: (i) Merger Sub shall merge with and into HOS, with HOS continuing as the surviving entity and a wholly owned subsidiary of the Company (the “First Merger”); and (ii) immediately following the First Merger, HOS will merge with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Sub surviving the Second Merger as a wholly owned subsidiary of the Company;

WHEREAS, in connection with the First Merger, each share of common stock, par value $0.00001 per share, of HOS issued and outstanding as of immediately prior to the effective time of the First Merger will be exchanged into the right to receive shares of Common Stock as set forth in the Merger Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to govern certain of the Securityholders’ rights, duties and obligations with respect to their ownership of Common Stock after consummation of the Mergers (the “Closing”, and the date of the Closing, the “Closing Date”).

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this Agreement: (i) none of the Securityholders or their Affiliates shall be considered an Affiliate of the Company or its Controlled Affiliates; (ii) none of the Company and its Controlled Affiliates shall be considered Affiliates of any Securityholder or any of their respective Affiliates; and (iii) the members of the Ares Investor Group shall not be considered Affiliates of the members of the Whitebox Investor Group and the members of the Whitebox Investor Group shall not be considered Affiliates of the members of the Ares Investor Group, in each case, solely by virtue of the execution and delivery of this Agreement or their investments in the Company; provided, that “Affiliate” shall not include any portfolio company of any investment fund affiliated with or managed by any Securityholder or its Affiliates.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Applicable Stock Exchange” has the meaning set forth in Section 4.1(b).

“Ares Investor Director” means any person listed on Exhibit A and identified as an Ares Investor Director, or any other person designated to replace such person in accordance with the terms of this Agreement.

“Ares Investor Group” means, collectively, each of: (i) ASSF IV HOS AIV 1, L.P.; (ii) ASOF HOS AIV 1, L.P.; (iii) ASSF IV HOS AIV 2, L.P.; (iv) ASOF HOS AIV 2, L.P.; (v) ASSF IV AIV B, L.P.; (vi) ASSF IV AIV B Holdings III, L.P.; (vii) ASOF Holdings I, L.P.; (viii) ASOF II Holdings I, L.P.; (ix) ASOF II A (DE) Holdings I, L.P.; (x) the two entities listed on Schedule I hereto; (xi) any fund, investment vehicle or account managed or advised by Ares Management LLC or its Affiliates; and (xii) each of their respective Affiliates. For purposes of this definition of Ares Investor Group, no such Person shall be considered to be an Affiliate of the Company or any of its Controlled Affiliates.

“Ares Investor” means ASOF Investment Management LLC, ASSF IV Operating Manager IV, L.P., or another Person or member of the Ares Investor Group as designated to the Company in writing by such Person.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficially Own” and “Beneficial Ownership” shall have a correlative meaning. For the avoidance of doubt, for purposes of this Agreement, each Securityholder is deemed to Beneficially Own the shares of Common Stock, Common Stock Equivalents and other Equity Securities of the Company owned by it notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Board Designation Expiration Date” has the meaning set forth in Section 3.1(d).

“Business Day” means a day that is not a Saturday or Sunday or a day on which banks in New York City are authorized or requested by Law to close.

“Chosen Courts” has the meaning set forth in Section 6.10.

“Closing” has the meaning set forth in the recitals to this Agreement.

“Closing Date” has the meaning set forth in the recitals to this Agreement.

“Common Stock” shall mean the common stock, par value $0.00001 per share, of the Company (following the Conversion (as defined in the Merger Agreement)) and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Common Stock Equivalents” means, without duplication, Common Stock and any warrants (including the Jones Act Warrants and Creditor Warrants), options, securities or other rights exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, whether exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, at the time of issuance or upon the passage of time or the occurrence of some future event, including, for greater clarity, restricted stock units, performance stock units or any substantially similar award, whether or not settled in Common Stock or a Common Stock Equivalent, if the value of such award is derived from or measured in part or in full from the value of the Common Stock or a Common Stock Equivalent.

“Company” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” has the meaning set forth in Section 6.19.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Creditor Warrant” means a warrant to purchase a number of shares of common stock of HOS, or, following Closing, Common Stock of the Company, issued pursuant to the Creditor Warrant Agreement, dated September 4, 2020, between the Company and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as amended by the Amendment No. 1 to Creditor Warrant Agreement, dated December 10, 2024, as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Creditor Warrant Agreement”).

“Creditor Warrant Agreement” has the meaning given to such term in the definition of “Creditor Warrant” in this Agreement.

“Director” has the meaning set forth in Section 3.5(a).

“Election Meeting” has the meaning set forth in Section 3.1(b)(i).

“Equity Interest” in any Person means all of the units, membership interests, partnership interests, trust interests or shares of capital stock of, or other ownership or profit interests in, such Person.

“Equity Security” means with respect to any Person: (i) any of the Equity Interests of such Person; (ii) any of the options, warrants or other rights for the purchase or acquisition from such Person of Equity Interests of such Person; and (iii) any security, bond, note, guarantee, indebtedness, option or other right or instrument exercisable or exchangeable for or convertible into any of the foregoing.

“Exchange Act” has the meaning set forth in Section 4.1(a)(iv) of this Agreement.

“Expiration Date” with respect to any Standstill Restricted Group means the earliest to occur of the date following the Closing Date that: (i) the Company’s 2028 annual meeting of its stockholders occurs; (ii) the 10th business day following the date on which all members of the applicable Investor Group cease to collectively Beneficially Own at least ten percent (10%) of the aggregate amount of Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants) then outstanding; (iii) a Third Party enters into an agreement with the Company to effect an Extraordinary Transaction; (iv) the Company waives the Standstill Restrictions or any equivalent restrictions with respect to any other Person or (v) following the Company’s 2027 annual meting of its stockholders, the applicable Investor irrevocably waives its right to designate for nomination an Investor Director pursuant to Section 3.1.

“Extraordinary Transaction” means any of the following involving the Company or any of its subsidiaries or its or their securities or all or substantially all of the assets or businesses of the Company and its subsidiaries: tender offer or exchange offer, merger, acquisition, amalgamation, reorganization, restructuring, recapitalization, disposition, distribution, split-off, spin-off, asset sale, joint venture, or other business combination, liquidation or dissolution.

“First Merger” has the meaning set forth in the recitals to this Agreement.

“Governance Committee” means the Nominating and Corporate Governance Committee of the Board or, if there is no such committee, the committee of the Board that performs the functions typically associated with a nominating and corporate governance committee.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or arbitral body (public or private) or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“HOS” has the meaning set forth in the recitals to this Agreement.

“Identified Person” has the meaning set forth in Section 3.5(a).

“Investor” means the Ares Investor or the Whitebox Investor and “Investors” means any of them.

“Investor Director” means any of an Ares Investor Director or a Whitebox Investor Director.

“Investor Group” means any of the Ares Investor Group or the Whitebox Investor Group.

“Joinder” means a joinder to this Agreement in the form attached as Exhibit B.

“Jones Act” means, collectively, the United States citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels (each, a “U.S. Vessel”) for the purposes of the carriage or transport of merchandise or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor thereto as amended from time to time (“U.S. Coastwise Trade”).

“Jones Act Warrant” means a warrant to purchase a number of shares of common stock of HOS, or, following the Closing, Common Stock of the Company on the terms set forth in and as governed by the Jones Act Warrant Agreement.

“Jones Act Warrant Agreement” means the Jones Act Warrant Agreement dated September 4, 2020, by and between HOS and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as amended by Amendment No. 1 to Jones Act Warrant Agreement, dated as of December 31, 2020; and, following the Closing, the Amended and Restated Jones Act Warrant Agreement dated as of the Closing Date, by and between the Company, as successor to HOS, and Computershare, Inc. and Computershare Trust Company, N.A., as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“LLC Sub” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Necessary Action” means, with respect to a specified result, any and all actions necessary to cause such result, including executing any and all agreements and instruments that are required to achieve such result and making, or causing to be made, with any and all Governmental Entities, all filings, registrations or similar actions that are required to achieve such result (but, in each case, solely to the extent such actions are permitted by Law and are within such Party’s reasonable control).

“Non-Affiliated Director” means a director who qualifies as “independent” under the rules of the New York Stock Exchange or the rules of such other national securities exchange on which the Common Stock is then listed or trading and who is not an Investor Director.

“Opportunity” has the meaning set forth in Section 3.5(a).

“Organizational Documents” means the Company’s certificate of incorporation, bylaws and certificates of designations (if any), each as amended from time to time in accordance with its terms.

“Other Coordinated Offering” has the meaning given to such term in the Registration Rights Agreement.

“Party” or “Parties” has the meaning set forth in the recitals to this Agreement.

“Permitted Transferee” means: (i) any direct or indirect equityholder of a Securityholder who receives shares of Common Stock or other Equity Securities of the Company as a result of a distribution of Common Stock by such Securityholder (or any subsequent distribution of such shares of Common Stock by any such direct or indirect member of a Securityholder); and (ii) any member of the same Investor Group as the Transferor, in the case of (i) and (ii), that is a party to this Agreement or agrees to become party to, and be bound to the same extent as the transferor by, the terms of this Agreement by signing a Joinder.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Prohibited Transferee” has the meaning set forth in Section 4.2(a)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, by and among the Company and the initial holders signatory thereto, as it may be amended, supplemented, restated, amended and restated or otherwise modified from time to time.

“Related Companies” has the meaning set forth in Section 3.5(c).

“Representatives” has the meaning set forth in Section 6.19.

“Required Information” has the meaning set forth in Section 3.1(b)(ii).

“Sales Process” has the meaning set forth in Section 4.1(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means: (a) any Person (other than the Company) named on the signature pages to this Agreement; (b) any member of an Investor Group that is a Transferee of Equity Securities Beneficially Owned by another Securityholder in a Transfer that complies with the terms and conditions of this Agreement and who is required by this Agreement to agree to be bound by the terms and conditions of this Agreement.

“Shelf Offering” has the meaning given to such term in the Registration Rights Agreement.

“Signing Date” has the meaning set forth in the recitals to this Agreement.

“Standstill Restricted Group” has the meaning set forth in Section 4.1.

“Standstill Restrictions” has the meaning set forth in Section 4.1.

“Subject Policy” means each policy of the Board in place as of the Closing Date that was in effect and applicable to the other directors (a copy of which was provided to each Investor on or prior to the Signing Date or was available on the Closing Date on EDGAR or the Company’s website at helixesg.com), as such policies may be amended from time to time by the Company to comply with applicable law, rules and regulations, including stock exchange rules and guidelines, and each subsequent policy of the Board required by Law that is in effect and applicable to all Non-Affiliated Directors.

“Subject Securities” means: (a) Common Stock (i) Beneficially Owned or owned of record on the Closing Date, (ii) issued as consideration pursuant to the First Merger, including for the avoidance of doubt, any shares of Common Stock issued in respect of Creditor Warrants in connection with the First Merger pursuant to the terms of the Creditor Warrant Agreement or Jones Act Warrants in connection with the First Merger) or (iii) issued or issuable upon exercise of stock options or warrants outstanding as of immediately following the Closing in respect of stock options or warrants of HOS outstanding immediately prior to the Closing); (b) Jones Act Warrants (solely to the extent issued or issuable in respect of warrants to purchase HOS common stock outstanding as of immediately prior to the Closing) or Creditor Warrants; and (c) any shares of Common Stock issued or issuable upon exercise of Jones Act Warrants or Creditor Warrants referred to in the foregoing clause (b).

“Third Party” means any Person that is not: (a) a member of any Investor Group that continues to have the rights to designate for nomination at least one (1) Investor Director pursuant to Section 3.1; (b) the Company; (c) a member of the Board; (d) an officer of the Company or (e) an Affiliate of any such Person.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, encumber, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or any interest in any security, including derivative or similar transactions or arrangements whereby the voting or economic interest therein are transferred to another Person or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided, that in no event shall “Transfer” be deemed to include, or this Agreement be deemed to restrict or otherwise apply to, any sale, issuance, encumbrance, hypothecation, pledge or other disposition of Equity Securities of any Securityholder or any Person who directly or indirectly owns any Equity Securities of any Securityholder.

“U.S. Citizen” means any Person who is eligible and qualified to own and operate U.S. vessels in U.S. Coastwise Trade pursuant to the Jones Act.

“U.S. Coastwise Trade” has the meaning given such term in the definition of “Jones Act” in this Agreement.

“U.S. Vessel” has the meaning given to such term in the definition of “Jones Act” in this Agreement.

“Underwritten Block Trade” has the meaning given to such term in the Registration Rights Agreement.

“Underwritten Offering” means a sale of Common Stock to an underwriter for re-offering to the public (or a sale of Common Stock or Common Stock Equivalents to the Company as part of a sale of Common Stock by the Company to an underwriter for re-offering to the public) and includes a Shelf Offering and an Underwritten Block Trade.

“Voting Securities” means any equity securities of the Company that are entitled to vote generally in the election of directors.

“Whitebox Investor Director” means the person listed on Exhibit A and identified as the Whitebox Investor Director, or any other person designated to replace such person in accordance with the terms of this Agreement.

“Whitebox Investor Group” means, collectively, the Whitebox Investor and each of: (i) Whitebox Caja Blanca Fund, LP; (ii) Whitebox Relative Value Partners, L.P.; (iii) Whitebox GT Fund, LP; (iv) Whitebox Multi-Strategy Partners, L.P.; (v) Whitebox Credit Partners, LP; (vi) Pandora Select Partners, L.P.; and (vii) each of their respective Affiliates that is or becomes a shareholder. For purposes of this definition of Whitebox Investor Group, no such Person shall be considered to be an Affiliate of the Company or any of its Controlled Affiliates.

“Whitebox Investor” means the member of the Whitebox Investor Group owning the greatest number of Common Stock Equivalents of any member of the Whitebox Investor Group, or another member of the Whitebox Investor Group as designated to the Company in writing by such Person.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1          Representations and Warranties. Each Party represents and warrants to the other Party as follows: (i) such Party has all requisite corporate, limited partnership or limited liability power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by such Party have been duly authorized by all necessary corporate, limited partnership or limited liability company action on the part of such Party; (ii) this Agreement has been duly executed and delivered by such Party and, assuming the due execution and delivery by the other Parties to this Agreement, this Agreement constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and (iii) the execution, delivery and performance of this Agreement by such Party do not, and the consummation of the transactions contemplated by this Agreement will not, constitute or result in a breach or violation of or default under any Laws or agreements binding upon such Party, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the SEC by such Party or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Party of any of its obligations hereunder.

ARTICLE III
COVENANTS

Section 3.1          Designees.

(a)          On the Closing Date, the Company and the Board will take all Necessary Action to cause the Ares Investor Directors and the Whitebox Investor Director to be appointed to the Board. The Ares Investor Directors and the Whitebox Investor Director shall be “Company Designees” as such term is defined in the Merger Agreement.

(b)          From and after the Closing Date until the applicable Board Designation Expiration Date, subject to Section 3.4:

(i)          In connection with each annual or special meeting of stockholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”):

(A)          (I) the Ares Investor shall have the right to designate for nomination two (2) Ares Investor Directors during any time that the Ares Investor Group Beneficially Own, and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting, at least twenty percent (20%) of the outstanding Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants); and (II) one (1) Ares Investor Director during any time that the Ares Investor Group Beneficially Own, and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting at least ten percent (10%) of the outstanding Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants) but do not Beneficially Own, or have not collectively Beneficially Owned at all times from the Closing Date through such Election Meeting at least twenty percent (20%) of the outstanding Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants); and

(B)          the Whitebox Investor shall have the right to designate for nomination one (1) Whitebox Investor Director during any time that the Whitebox Investor Group Beneficially Own and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting at least ten percent (10%) of the outstanding Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants).

(ii)          Each Investor shall give written notice to the Governance Committee of its Investor Director designees no later than the date that is ninety (90) days before the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s stockholders. Each Investor shall provide, or cause such individual to provide, to the Company, such information about such individual(s) and the nomination(s) to the Company at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable securities Laws, and to enable the Board or any committee thereof to make determinations required hereunder with respect to the qualifications of the individual to be an Investor Director (the “Required Information”); provided, however, that if an Investor fails to give such notice or the Required Information in a timely manner, then such Investor shall be deemed to have nominated the incumbent Investor Director in a timely manner. Each Investor shall also provide to the Company, in connection with providing the Required Information, evidence reasonably satisfactory to the Company that its Investor Group collectively Beneficially Owns the number of Common Stock Equivalents that is required to designate for nomination the Investor Director(s) pursuant to this Section 3.1(b) then being designated for nomination to the Board in connection with an Election Meeting.

(c)          From and after the Closing Date until the Board Designation Expiration Date for an Investor, the Company shall take all Necessary Action to cause the Board to include each Investor Director entitled to be designated for nomination by such Investor pursuant to Section 3.1(b) and otherwise to reflect the Board composition contemplated by Section 3.1, including the following: (i) at each Election Meeting, including the Investor Director(s) entitled to be designated for nomination by the Investors pursuant to Section 3.1(b) in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors; (ii) soliciting proxies in order to obtain stockholder approval of the election of such Investor Director(s), including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such Investor Director(s); and (iii) causing such Investor Director(s) to be elected to the Board, including recommending that the Company’s stockholders vote in favor of such Investor Director(s) in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each Election Meeting.

(d)          An Investor’s rights and the Company’s obligations under this Section 3.1 and Section 3.2 shall terminate on the earliest to occur of (with respect to each Investor and all members of its Investor Group, such Investor’s and its Investor Group’s “Board Designation Expiration Date”): (i) such Investor’s Investor Group cease to collectively Beneficially Own a “net long position” of at least ten percent (10%) of the then outstanding Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants); and (ii) such date that such Investor delivers to the Company a written notice irrevocably terminating its rights under this Section 3.1 and Section 3.2. Notwithstanding the foregoing, the failure of any Investor to exercise its nomination rights under this Section 3.1 or Section 3.2 with respect to any particular election cycle shall constitute a waiver of such rights solely with respect to that election cycle and shall not operate as, or be construed as, a waiver of such Investor's nomination rights with respect to any subsequent election cycle or an irrevocable termination of its rights under this Section 3.1 and Section 3.2.

(e)          For the avoidance of doubt, the right granted to each Investor to designate for nomination one or more directors to the Board pursuant to this Section 3 is additive to, and not intended to limit in any way, the rights that each Investor may have to nominate, elect or remove directors under the Organizational Documents or Delaware General Corporation Law.

Section 3.2          Vacancies. Subject to Section 3.1 and Section 3.4, if at any time an Investor Director serving on the Board ceases to serve on the Board, whether due to the death, resignation, retirement, disqualification or removal from office as a member of the Board or otherwise, and the applicable Investor remains entitled to designate for nomination an Investor Director at such time pursuant to Section 3.1, the Board shall take all Necessary Action required to fill such resulting vacancy with such replacement designated by the applicable Investor as promptly as practicable. In furtherance thereof, if requested by the applicable Investor on a timely basis, the Company and the Board shall use their respective reasonable best efforts to promptly fill such vacancy.

Section 3.3          Compensation; Indemnification. Each Investor Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board (including by being offered the opportunity to enter into an indemnification agreement with the Company on the same form as has been entered into with other Non-Affiliated Directors), as well as reimbursement for reasonable and documented out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Investor Director is a member, if any, in each case to the same extent as the other members of the Board. Each Investor Director shall be also entitled to any retainer, compensation and equity compensation or other fees or compensation paid to the Non-Affiliated Directors for their services as a director, including any service on any committee of the Board. Each Investor Director shall, upon written notice to the Board and the Company, have the right to direct all or a portion of any payment due and payable to such Investor Director hereunder, to the Investor that nominated such Investor Director for appointment to the Board.

Section 3.4          Selection of Each Investor Director.

(a)          Notwithstanding anything to the contrary in this Agreement, no Investor shall be entitled to designate for nomination any Investor Director pursuant to Section 3.1 if the Governance Committee reasonably determines in good faith, on advice of legal counsel, that: (i) the election of such Investor Director to the Board would cause the Company to violate applicable Law; (ii) the election of such Investor Director would cause the Company not to be a U.S. Citizen; (iii) such Investor Director has been involved in any of the events that would be required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f)(2)-(8) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company; or (iv) the election of such Investor Director would, in and of itself, cause the Company to fail to be in compliance with the rules or listing standards of the Applicable Stock Exchange (other than any “independence” rules or listing standards applicable to members of an audit committee of the Board). In any such case described in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence, the applicable Investor shall withdraw the designation of the proposed Investor Director, and, subject to the requirements of this Section 3.4(b) be permitted to designate a replacement therefor (which replacement Investor Director will also be subject to the requirements of this Section 3.4(b)). The Company hereby agrees that the Investor Director listed on Exhibit A to this Agreement would not be prohibited from serving on the Board pursuant to clause (i) of this Section 3.4(b).

(b)          Subject to Section 3.5, the Board may impose as a condition to an Investor Director serving on the Board that such Investor Director agree to, and be subject to, each Subject Policy. For the avoidance of doubt, no Subject Policy shall modify any of the rights and obligations of the parties to this Agreement, the Registration Rights Agreement, the Merger Agreement or any other agreement entered into between the parties in connection with the transactions contemplated by the Merger Agreement except to the extent necessary to comply with changes in applicable Law after the date hereof.

Section 3.5          Waiver of Corporate Opportunities. Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by Law, the Company and the Investors agree that, from and after the Closing:

(a)          Each of the Securityholders, each of the Investor Directors, and any member of an Investor Group or any of the foregoing Persons’ respective Affiliates, and any one or more of the respective managers, directors, principals, officers, employees and other representatives of each such Person or their respective Affiliates (the foregoing Persons being referred to, collectively, as “Identified Persons”) may now engage, may continue to engage, or may, in the future, engage in the same or similar activities or lines of business as those in which the Company or any of its Affiliates, directly or indirectly, now engage or may engage or other business activities that overlap with, are complementary to, or compete with those in which the Company or any of its Affiliates, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall, as a result of its capacity as such, have any duty to refrain, directly or indirectly, from: (i) engaging in any Opportunity; or (ii) otherwise competing with the Company or any of its Affiliates. No Identified Person shall, as a result of its capacity as such, have any duty or obligation to refer or offer to the Company or any of its Affiliates any Opportunity except for any Identified Person who is a director of the Company (a “Director”), who shall have the duty to refer or offer to the Company any Opportunity that is expressly first presented in writing to such Director in his or her capacity as a Director or if knowledge of such Opportunity is first acquired by such Director solely as a result of such Director’s position as a Director, and the Company hereby renounces any interest or expectancy of the Company in, or in being offered, an opportunity to participate in any other Opportunity which may be a corporate (or analogous) or business opportunity for the Company or any of its Affiliates.

(b)          In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be an Opportunity for the Company or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such Opportunity to the Company or any of its Affiliates and shall not be liable to the Company or any stockholder of the Company for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself (or any of its Affiliates), or offers or directs such Opportunity to another Person (including any Affiliate of such Identified Person). Notwithstanding the foregoing, each Identified Person who is a Director shall have the duty to communicate or offer to the Company any Opportunity that is expressly first presented in writing to such Director in his or her capacity as a Director or if knowledge of such Opportunity is first acquired by such Director solely as a result of such Director’s position as a Director, and the Company does not waive any claims in respect of breaches of fiduciary duty arising therefrom. For the avoidance of doubt, none of the waivers of the corporate opportunities doctrine or related duties set forth in this Section 3.5 shall apply to any officer, employee or consultant of the Company or any of its subsidiaries or any Director other than an Investor Director.

(c)          The Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more Persons (such Persons, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Company or its Affiliates and any stockholders of the Company or any of their respective Affiliates, and: (i) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement or the Company’s Organizational Documents shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement or the Company’s Organizational Documents shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to: (A) the ownership by an Identified Person of any interest in any Related Company; (B) the affiliation of any Related Company with an Identified Person; or (C) any action taken or omitted by an Identified Person in respect of any Related Company; (ii) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Company, any of the stockholders of the Company or any of their respective Affiliates; (iii) none of the duties imposed on an Identified Person, whether by contract or Law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Company, any of its stockholders or any of their respective Affiliates; and (iv) except as set forth in Section 3.5(a) and Section 3.5(b), the Identified Persons are not and shall not be obligated to disclose to the Company or any of its Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, and shall not be obligated to refrain from or in any respect to be restricted in competing against the Company or any of its Affiliates in any such business or as to any such opportunities.

(d)          In addition to and notwithstanding the foregoing provisions of this Section 3.5, a corporate (or analogous) or business opportunity shall not be deemed to be an Opportunity for the Company or any of its Affiliates if it is an opportunity: (i) that the Company is not legally able or contractually permitted to undertake; or (ii) which the Board has affirmatively elected to refrain from continued evaluation or pursuing.

(e)          Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 3.5.

(f)          The Company represents and warrants that the Board has irrevocably adopted and approved this Section 3.5 prior to the Closing and included this waiver in the Certificate of Incorporation of the Company upon Closing. The Company and the Board shall maintain this waiver in effect from and after the Closing for so long as this Agreement remains in effect. For the avoidance of doubt, prior to Closing, none of the Identified Persons shall have any obligations to the Company with respect to any Opportunity pursuant to any doctrine of corporate opportunity or otherwise.

Section 3.6          Amendment to Organizational Documents. From and after the Closing Date until the Board Designation Expiration Date for each Investor, the Company shall not amend, or propose to amend, the Organizational Documents in any manner that is inconsistent with or would nullify or supersede any of the terms of this Agreement or would prevent any Party from complying with its obligations hereunder unless such proposed amendment is approved by such Investor. Notwithstanding the foregoing, to the extent any such proposed amendment would uniquely and adversely affect the rights, obligations, or interests of any particular Securityholder or its Investor Group in a manner that is disproportionate to the effect on the other Securityholders or Investor Group such proposed amendment shall also require the prior written consent of such adversely affected Securityholder, which consent may be withheld in such Securityholder’s sole discretion. For the avoidance of doubt, this Section 3.6 shall not apply to any amendments to the Organizational Documents expressly contemplated by the Merger Agreement.

Section 3.7          Information and Access Rights.

(a)          The Company shall, and shall cause its subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its subsidiaries consistent with past practice. For so long as an Investor Group is entitled to designate for nomination an Investor Director pursuant to Section 3.1(b), the Company shall permit such Investor Group and the applicable Investor Director’s respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of its subsidiaries and to discuss the affairs, finances and condition of the Company and its subsidiaries with the personnel or senior management of the Company. For the avoidance of doubt, the rights to Company information granted under this Section 3.7(a) shall be permanently terminated if such Investor Group is no longer entitled to designate for nomination an Investor Director pursuant to Section 3.1.

(b)          Individuals associated with the Securityholders may from time to time serve on the Board (including as Investor Directors) or be observers to the Board or the equivalent governing body of the Company's subsidiaries. The Company, on its behalf and on behalf of its subsidiaries, recognizes that such individuals: (i) will from time to time receive non-public information concerning the Company and its subsidiaries; and (ii) may (subject to applicable Law, any insider trading or other policies of the Company and the obligation to maintain the confidentiality of such information in accordance with Section 6.19) share such information with other individuals associated with the Securityholders. The Company, on behalf of itself and its subsidiaries, irrevocably consents to such sharing. Taking into account the common interest and joint defense doctrine as may be applicable that would permit the sharing of potentially privileged information without a resulting waiver, the Company shall not be required to disclose any privileged information where such disclosure would result in a waiver of the applicable privilege so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to the Investors without the loss of any such privilege and has notified the Investors that such information has not been provided.

(c)          For so long as an Investor Group is entitled to designate for nomination an Investor Director, at the request of a member of such Investor Group, the Company shall deliver or cause to be delivered to such Person, to the extent otherwise prepared by the Company: (i) operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its subsidiaries; and (ii) such other reports and information as may be reasonably requested by such Person.

ARTICLE IV
STANDSTILL; TRANSFER RESTRICTIONS

Section 4.1          Standstill Restrictions.

(a)          Without the prior written consent of the Company, each Securityholder party to this Agreement that is a member of an Investor Group (such Persons, with respect to any Investor Group, but excluding any unaffiliated third party accounts managed by an Affiliate of such Investor, such Investor Group’s “Standstill Restricted Group”) will not, and will cause their controlled Affiliates not to and will not cause or direct their other Affiliates to, from and after the Closing Date until the Expiration Date for such Standstill Restricted Group, except as expressly set forth in this Section 4.1 (the “Standstill Restrictions”):

(i)          acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Person in the acquisition of record or Beneficial Ownership of or economic exposure to, any shares of Common Stock or any other Voting Securities, Common Stock Equivalents or Equity Securities of the Company, or engage in any swap or hedging transactions or other derivative agreements with respect to Voting Securities that would be reasonably likely to result in the applicable Standstill Restricted Group subsequently acquiring Beneficial Ownership of such Voting Securities, in each case, if such acquisition, offer, agreement or transaction, together with any shares of Common Stock, Voting Securities and swaps, hedging transactions and other derivatives with respect thereto then held by such Standstill Restricted Group, would result in such Standstill Restricted Group having Beneficial Ownership of more than thirty percent (30%) of the shares of Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants) outstanding at such time (provided, that this Section 4.1(a)(i) shall not restrict or prohibit (A) the exercise or conversion of Common Stock Equivalents into Common Stock by any Securityholder, (B) any increase in such Standstill Restricted Group’s percentage of Beneficial Ownership of Common Stock resulting solely from any action taken by the Company that reduces the total number of shares of Common Stock outstanding (including any share repurchase, redemption or cancellation), (C) any acquisition of Common Stock or Voting Securities pursuant to any pro rata stock dividend, stock split, rights offering, recapitalization or similar transaction offered or made available to all holders of Common Stock on a pro rata basis, or (D) any bona fide hedging or other derivative transaction entered into for the primary purpose of managing risk with respect to existing holdings of Voting Securities and not for the primary purpose of acquiring Beneficial Ownership of additional Voting Securities);

(ii)          enter into any commitment, agreement or arrangement with any Third Party regarding an Extraordinary Transaction (other than (A) a customary confidentiality agreement or (B) preliminary, non-binding discussions that do not create any binding or enforceable obligation), including any club, partnership or joint-bid with any Third Party with respect to an Extraordinary Transaction;

(iii)          initiate, participate in, seek, advise or encourage any Third Party with respect to or publicly support any “contested solicitation” for the election or removal of directors with respect to the Company or any proxy contest (other than by voting its shares of Voting Securities) or any tender offer or exchange offer with respect to the Company not approved and affirmatively recommended by the Board;

(iv)          form, join or in any other way participate in or act in concert as a partnership, limited partnership, syndicate or other “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Voting Securities or Jones Act Warrants, except discussions in the ordinary course of business with another Securityholder or members of another Investor Group that is not prohibited by the other provisions of this Section 4.1; or

(v)          (A) initiate, call or seek to call (publicly or otherwise), a special meeting of stockholders or any action by the written consent of the stockholders, (B) submit or present at any annual or special meeting of stockholders any proposal (binding or non-binding) for consideration for action by stockholders; or (C) engage in a “withhold the vote” or similar campaign.

(b)          This Section 4.1 shall not, in any way, prevent, restrict, encumber or limit: (i) the Securityholders from: (A) if the Board has previously authorized or approved the solicitation by the Company of bids or indications of interest in the potential acquisition of the Company or any of its assets or operations by auction or other sales process following the Closing Date (each, a “Sales Process”), participating in such Sales Process in accordance with any procedures established by the Company with respect to such Sales Process and, if selected as the successful bidder by the Company, completing the acquisition contemplated by such Sales Process; (B) engaging in confidential communications or discussions with, or submitting any non-public written proposals to, the Board or any of its members regarding any of the matters described in this Section 4.1; provided that such communications, discussions or proposal does not and would not reasonably be expected to require public disclosure of such communications, discussions or proposals by the Company, any Securityholder or any other Person; (C) taking any action necessary to comply with any applicable Law or any action required by any Governmental Entity or any requirement of the New York Stock Exchange, NASDAQ or any other national securities exchange on which the shares of Common Stock are then listed (the “Applicable Stock Exchange”) or (D) if any Third Party commences a tender offer or exchange offer (within the meaning of Rule 14d-2 under the Exchange Act) with respect to the Company or any of its subsidiaries or enters into a definitive agreement with the Company or any of its subsidiaries for an Extraordinary Transaction, (1) communicating with the Company or any of its subsidiaries, its shareholders or any other Person regarding such transaction, (2) opposing such transaction, (3) making a competing proposal, either alone or in concert with others, with respect to an Extraordinary Transaction and consummating such Extraordinary Transaction in accordance with its terms (and if such transaction was available on substantially the same terms to all holders of Voting Securities (which may exclude the proposing Securityholder and its Standstill Restricted Group), then Section 4(a)(i) shall not apply to an acquisition of Voting Securities as part of the consummation of such transaction), (4) soliciting proxies or consents in opposition to such transaction, or in favor of such competing proposal, or (5) taking or refraining from taking such actions as are necessary or appropriate in order to proceed with, facilitate, engage in, finance, further or complete any of foregoing actions described in the foregoing subclauses (1) through (4); provided that the foregoing clause (D) (x) will not relieve the Standstill Restricted Group of its obligations under Section 6.19 or under any other obligations of confidentiality to the Company and its subsidiaries and (y) will not be deemed to require the Company to make any public disclosures; (ii) any Investor Director then serving as a director on the Board from acting as a director or exercising and performing his or her duties (fiduciary and otherwise) as a director in accordance with applicable Law, the Company’s Organizational Documents and its related guidelines and any corporate governance guidelines and the rules of the Applicable Stock Exchange as then in effect; or (iii) any Transfer otherwise permitted by this Article IV.

(c)          Notwithstanding anything to the contrary in this Section 4.1, if any person or group other than any Securityholder or any of its Standstill Restricted Group initiates or publicly announces its intent to, or does initiate a proxy contest, solicitation, or other campaign to replace, remove or elect directors of the Company in opposition to the Company’s recommended slate of directors (each of the foregoing a “Hostile Action”), nothing in Section 4(a) shall prohibit or restrict any Securityholder or any member of its Standstill Restricted Group (who are at such time otherwise in compliance with Section 4(a) in all material respects) from: (i) communicating with the Company and/or its shareholders regarding such Hostile Action; provided that such communications, discussions or proposal does not and would not reasonably be expected to require public disclosure of such communications, discussions or proposals by the Company, any Securityholder or any other Person; and (ii) soliciting proxies or consents to oppose the Hostile Action; provided that no Securityholder or any other Standstill Restricted Group member shall be permitted to publicly propose any alternative slate of directors in response to any Hostile Action.

(d)          The Standstill Restrictions shall terminate automatically and cease to apply to any Securityholder in a Standstill Restricted Group, without further action of any Person, immediately upon the earlier of: (i) such Standstill Restricted Group’s Expiration Date or (ii) the Company’s material breach of this Agreement (and, if curable, the Company fails to cure such breach within ten (10) days of the date that such Securityholder provides written notice of such breach to the Company).

Section 4.2          Transfer Restrictions.

(a)          Without the prior written approval of a majority of directors then on the Board other than the applicable Investor Group’s Investor Director, no Securityholder member of such Standstill Restricted Group shall, until the Expiration Date for such Standstill Restricted Group:

(i)          knowingly Transfer any Subject Securities to (i) any Person or Group who is listed on Exhibit C or any of their respective subsidiaries that are known by such Securityholder to be subsidiaries of such Person or (ii) any successor (by merger or otherwise) to any Person or Group listed on Exhibit C (each, a “Prohibited Transferee”); or

(ii)          Transfer any Subject Securities to any Person or Group who, before and/or after giving effect to such Transfer, to the transferor’s knowledge, would Beneficially Own five percent (5%) or more of the outstanding shares of Common Stock (other than any person or Group entitled to file a Schedule 13G pursuant to Rule 13d-1(b)(1) under the Exchange Act that is not identified in the most recently published Sharkwatch “50” List as of such time).

(b)          Notwithstanding anything in this Agreement to the contrary, this Section 4.2 shall not apply to:

(i)          any Transfer solely to a Permitted Transferee;

(ii)          any Transfer effected through an Underwritten Offering or Other Coordinated Offering pursuant to a registration statement filed under the Securities Act (including pursuant to an exercise of the registration rights under the Registration Rights Agreement) so long as the Securityholders effecting any such Transfers instruct the managing underwriter(s) or distribution agent(s) of any such Underwritten Offering or the distribution agent(s) of any such Other Coordinated Offering to use reasonable best efforts to exclude (as potential purchasers) Prohibited Transferees from such Underwritten Offering or Other Coordinated Offering; or

(iii)          any Transfer effected through an open market transaction, block trade (whether or not an Underwritten Block Trade) or sale conducted through a dealer (whether acting as a principal or agent), market maker or broker so long as the Securityholders effecting any such Transfers instruct the underwriter, dealer, market maker or broker for any such transaction to use reasonable best efforts to exclude (as potential purchasers) Prohibited Transferees from such transaction.

(c)          “knowledge” for purposes of Section 4.2(a), means that the transferor shall be required to undertake reasonable inquiry into the identity of any potential purchaser(s), which shall be satisfied by:

(i)          reviewing (or causing the applicable transferor’s legal counsel to review) filings made by the prospective purchaser on the SEC’s EDGAR system in order to determine whether or not such purchaser Beneficially Owns five percent (5%) or more of the outstanding shares of Common Stock; and

(ii)          in the case of any Transfer (in one transaction or a series of transactions with any potential purchaser) of Subject Securities prohibited by this Section 4.2 and constituting one percent (1%) or more of the outstanding shares of Common Stock, causing such purchaser to execute a certification that such purchaser will not own five percent (5%) or more of the outstanding shares of Common Stock after giving effect to the proposed Transfer.

Section 4.3          Prohibited Transfers Void. Any attempt to Transfer any Subject Securities in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be Transferred to the purported transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted Transfer on its records.

Section 4.4          Legends.

(a)          The Subject Securities held by a Securityholder, whether represented by certificates or in book-entry form, will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SECURITYHOLDERS AGREEMENT, DATED AS OF APRIL 22, 2026, AS IT MAY BE AMENDED FROM TIME TO TIME BY AND AMONG HELIX ENERGY SOLUTIONS GROUP, INC. (THE “COMPANY”) AND CERTAIN OF ITS SECURITYHOLDERS AND OTHER PERSONS (THE “SECURITYHOLDERS AGREEMENT”). THE SECURITYHOLDERS AGREEMENT CONTAINS, AMONG OTHER THINGS, SIGNIFICANT RESTRICTIONS ON THE TRANSFER OF THE SECURITIES OF THE COMPANY AND OTHER RESTRICTIONS ON THE ACTIONS BY CERTAIN STOCKHOLDERS OF THE COMPANY RELATING TO THE COMPANY AND/OR ITS SECURITIES. A COPY OF THE SECURITYHOLDERS AGREEMENT IS AVAILABLE UPON REQUEST FROM THE COMPANY.

(b)          The restrictive legends on any Subject Securities, including the legend in Section 4.4(a), shall be removed if: (i) such Subject Securities are sold pursuant to an effective registration statement; (ii) if such Subject Securities may be sold by the holder of such Subject Securities free of restrictions pursuant to Rule 144(b) under the Securities Act; or (iii) such Subject Securities are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (ii) or (iii) above, the holder of such shares of Common Stock has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities Law. The Company shall cooperate with the applicable Securityholder of Subject Securities to effect removal of the legends on such shares pursuant to this Section 4.4(b) as soon as reasonably practicable after delivery of notice from such Securityholder that the conditions to removal are satisfied (together with any documentation required to be delivered by such Securityholder pursuant to the immediately preceding sentence). The Company shall bear all costs and expenses associated with the removal of a legend pursuant to this Section 4.4(b).

ARTICLE V
TERMINATION

Section 5.1          Termination. This Agreement (except with respect to the rights and obligations under Section 3.5 , which shall not be terminable) shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) with respect to any Securityholder, the Expiration Date of the members of such Securityholder’s Standstill Restricted Group; and (b) the mutual written consent of the parties. Notwithstanding the foregoing, (i) the provisions of this Agreement shall survive any such termination to the extent necessary for any Person to enforce any right of such Person that accrued hereunder prior to or on account of such termination, (ii) this Article V and Article VI (other than Section 6.19) shall survive any such termination and (iii) the rights and obligations of a Securityholder provided under Section 6.19 shall terminate as set forth in such section.

ARTICLE VI
MISCELLANEOUS

Section 6.1          Amendments and Waivers.

(a)          This Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Company and the Securityholders or, in the case of a waiver, by the Party(ies) against whom the waiver is to be effective.

(b)          The failure or delay of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Party in the performance by that Party of his, her or its obligations under this Agreement will not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement.

Section 6.2          Remedies. Each of the Parties acknowledges and agrees that the rights of each Party under this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at Law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts without necessity of posting a bond or other form of security or proof of damages. In the event that any action or Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party waives the defense, that there is an adequate remedy at Law. The pursuit of specific performance or other equitable remedies by any Party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy.

Section 6.3          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable Law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

Section 6.4          Entire Agreement. Except as otherwise provided herein, this Agreement (including the exhibits hereto) contains the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way including the other documents referred to herein.

Section 6.5          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, directly or indirectly, without the prior written consent of, each Investor (or relevant successor), in the case of the Company, or the Company, in the case of any Securityholder (or its relevant successor). Notwithstanding the foregoing, any Securityholder is permitted to assign its rights and obligations under this Agreement to any member of its Investor Group to whom it has transferred Common Stock and/or Common Stock Equivalents, subject to execution by such Person of a Joinder.

Section 6.6          Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications will be sent, as applicable, to the Company at the address specified below, or to the applicable Securityholder at the most recent address for such Securityholder as shown in the Company’s register of its stockholders, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any Party may change such Party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. The Company’s address is:

Helix Energy Solutions Group, Inc.
3505 West Sam Houston Parkway North, Suite 400Houston, TX 77043
Attention: Ken Neikirk
Email: [***]

With copy, which shall not constitute notice, to

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Travis Wofford
E-mail: [***]

Section 6.7          Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

Section 6.8          Governing Law. The corporate law of the State of Delaware will govern all issues and questions concerning the relative rights of the Company and its equityholders. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 6.9          MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Section 6.10          CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY IN THE STATE OF DELAWARE (OR, SOLELY IF THE COURT OF CHANCERY IN THE STATE OF DELAWARE DECLINES SUBJECT MATTER JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR STATE COURTS OF DELAWARE, LOCATED IN WILMINGTON) (THE “CHOSEN COURTS”), FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH HEREIN WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE CHOSEN COURTS, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 6.11          No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company and each Securityholder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, will be had against any current or future director, officer, employee, general or limited partner or member of any Securityholder or any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Securityholder or any current or future member of any Securityholder or any current or future director, officer, employee, partner or member of any Securityholder or of any Affiliate or assignee thereof, as such for any obligation of any Securityholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 6.12          Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

Section 6.13          No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

Section 6.14          Counterparts. This Agreement may be executed in multiple counterparts (which may be by electronic transmission, including, PDF or DocuSign), any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same agreement.

Section 6.15          Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or party to any such agreement or instrument, each other Party or party thereto will re-execute original forms thereof and deliver them to all other parties. No Party or party to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 6.16          Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Securityholder and the Company agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

Section 6.17          Dividends, Recapitalizations, Etc. If at any time or from time to time there is any change in the capital structure of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment will be made in the provisions hereof so that the rights and privileges granted hereby will continue.

Section 6.18          No Third Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a Party, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein. Notwithstanding the foregoing, each of Section 3.5 and Section 6.19 shall inure to the benefit of, and be enforceable by, the Identified Persons and Related Companies and Section 3.3 shall inure to the benefit of, and be enforceable by, each Investor Director.

Section 6.19          Confidentiality. For a period of one (1) year following the date on which no Investor Director appointed by the applicable Securityholder remains a director of the Company, each such Securityholder and Investor Director appointed by such Securityholder shall maintain the confidentiality of any confidential and proprietary information of the Company and its subsidiaries (“Confidential Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except that such Confidential Information may be disclosed: (i) by a Securityholder to its Affiliates and to its and their respective directors, managers, officers, employees, and authorized representatives (including attorneys, accountants, consultants, bankers, and financial advisors of such Securityholder or its Affiliates) (collectively, “Representatives”) who need to be provided such Confidential Information to assist such Securityholder in evaluating or reviewing its investment in securities of the Company if the applicable recipient has been previously informed by Securityholder of the confidential nature of such information and has been advised of their obligation to keep such information confidential; provided, that each of such Representatives shall be deemed to be bound by the provisions of this Section 6.19 and such Securityholder shall be responsible for any breach of this Section 6.19 by its Representatives; (ii) by a Securityholder to the current or prospective lenders, partners, members, or other investors of such Securityholder (or any direct or indirect investor in such Securityholder) or former partners, members, or other investors who retained an economic interest in such Securityholder (or such other investors) to the extent such disclosure is limited to customary disclosures made in the ordinary course of business by an investment fund to its current, prospective, or former investors or equity holders in respect of investments made thereby, including in connection with the disposition thereof, after obtaining assurance that confidential treatment will be accorded to such information (for the avoidance of doubt, without violation of applicable Law or disclosure of material nonpublic information or competitively sensitive information); (iii) by a Securityholder to any Permitted Transferee if the applicable recipient has been previously informed by Securityholder of the confidential nature of such information and has been advised of their obligation to keep such information confidential; provided, that each such Permitted Transferee shall be deemed to be bound by the provisions of this Section 6.19 and such Securityholder shall be responsible for any breach of this Section 6.19 by such Permitted Transferee; (iv) by any Securityholder or Representative to the extent that such Securityholder or its Representative has received advice from its counsel that it is legally compelled to do so or is required to do so pursuant to a subpoena or other order from a court of competent jurisdiction or other applicable Law or audit or inquiries by a regulator, bank examiner, or self-regulatory organization; provided, that prior to making such disclosure, such Securityholder or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Law or regulator, bank examiner or self-regulatory organization, including providing prior written notice to and consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure and taking legally available steps to resist or narrow such request (including obtaining assurance that confidential treatment will be accorded to such information); provided, however, that the Securityholder or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required; (v) notwithstanding the foregoing clause (iv), by any Securityholder or Representative, without the requirement to provide notice or take any other action under this Agreement, in connection with any audit or any examination by a regulator, bank examiner, or self-regulatory organization with regulatory oversight over such Securityholder or Representative; provided, that such audit or examination is not specifically directed primarily at the Company, any of its subsidiaries or the Confidential Information, (vi) by any Securityholder for any Confidential Information which is publicly available (other than as a result of dissemination by such Securityholder in breach of this Agreement) or a matter of public knowledge generally; or (vii) by any Securityholder for Confidential Information that was known to such Securityholder on a non-confidential basis, without, to such Securityholder’s knowledge, breach of any confidentiality obligations to the Company or its Affiliates in respect thereof, prior to its disclosure by the Company or its Affiliates. Notwithstanding the foregoing, each Securityholder and each Person deemed to be bound by the provisions of this Section 6.19 shall maintain in accordance with the confidentiality obligations set forth in this Section 6.19 any information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Erik Staffeldt
Name:	/Erik Staffeldt
Title:	Executive Vice President and Chief Financial Officer

Acknowledged and Agreed with respect to Section 3.1(a):

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Todd M. Hornbeck
Name:	Todd M. Hornbeck
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

[Signature Page to New Securityholders Agreement]

ASSF IV AIV B Holdings III, L.P.

By: ASSF Operating Manager IV, L.P., its manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

ASOF Holdings I, L.P.

By: ASOF Investment Management LLC, its manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

ASOF HOS AIV 1, L.P.

By: ASOF Investment Management LLC, its manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

ASOF HOS AIV 2, L.P.

By: ASOF Investment Management LLC, its manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

[Signature Page to New Securityholders Agreement]

Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P.

By: Ares Management LLC, its investment manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

ASOF II Holdings I, L.P.

By: ASOF Investment Management LLC, its manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

ASOF II A (DE) Holdings I, L.P.

By: ASOF Investment Management LLC, its manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

ASSF IV AIV B, L.P.

By: ASSF Operating Manager IV, L.P., its manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

ASSF IV HOS AIV 1, L.P.

By: ASSF Operating Manager IV, L.P., its manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

[Signature Page to New Securityholders Agreement]

ASSF IV HOS AIV 2, L.P.

By: ASSF Operating Manager IV, L.P., its manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

SA Real Assets 19 Limited

By: Ares Management LLC, its manager

By:	/s/ Aaron Rosen
Name:	Aaron Rosen

[Signature Page to New Securityholders Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PANDORA SELECT PARTNERS LP
By: Whitebox Advisors LLC its investment manager

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

WHITEBOX CAJA BLANCA FUND LP

By: Whitebox Advisors LLC its investment manager

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

WHITEBOX CREDIT PARTNERS LP

By: Whitebox Advisors LLC its investment manager

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

WHITEBOX GT FUND LP

By: Whitebox Advisors LLC its investment manager

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

[Signature Page to New Securityholders Agreement]

WHITEBOX MULTI-STRATEGY PARTNERS LP

By: Whitebox Advisors LLC its investment manager

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

WHITEBOX RELATIVE VALUE PARTNERS LP

By: Whitebox Advisors LLC its investment manager

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

WHITEBOX ASYMMETRIC PARTNERS LP

By: Whitebox Advisors LLC its investment manager

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

[Signature Page to New Securityholders Agreement]

EXHIBIT A

INITIAL INVESTOR DIRECTOR

[***]
Exhibit A-1

EXHIBIT B

FORM OF JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Securityholders Agreement dated as of __________________, 20__ (as amended, modified and waived from time to time, the “Securityholders Agreement”), among Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and the other persons named as parties therein (including pursuant to other Joinders). Capitalized terms used herein have the meaning set forth in the Securityholders Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Securityholders Agreement as a Securityholder and member of the [Ares] // [Whitebox] Investor Group in the same manner as if the undersigned were an original signatory to the Securityholders Agreement, and the undersigned will be deemed for all purposes to be a Securityholder and a member of the [Ares] // [Whitebox] Investor Group thereunder.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, 20___.

Signature

Print Name

Address:

Agreed and Accepted as of

________________, 20___:

HELIX ENERGY SOLUTIONS GROUP, INC.

By:

Its:

Exhibit B-1

EXHIBIT C

PROHIBITED TRANSFEREES

[***]
Exhibit C-1

SCHEDULE I

ADDITIONAL ARES INVESTOR GROUP MEMBERS

[***]
Schedule I-1